UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    January 21, 2016

Culp, Inc.
(Exact Name of Registrant as Specified in its Charter)

North Carolina	0-12781	56-1001967
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1823 Eastchester Drive High Point, North Carolina 27265
(Address of Principal Executive Offices) (Zip Code)

(336) 889-5161
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 21, 2016, Fred A. Jackson was elected to the board of directors (the “Board”) of Culp, Inc. (the “Company”).  Mr. Jackson was appointed to the Board by the current members of the Board to fill a vacancy created by the expansion of the size of the Board from five to six members in accordance with the Company’s bylaws.  Mr. Jackson’s term on the Board commenced on January 21, 2016, and will expire at the next annual meeting of shareholders or when his successor has been elected and qualified.  In connection with his election to the Board, Mr. Jackson has been appointed to the Board’s Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee.

Mr. Jackson is retired Chief Executive Officer of American & Efird LLC, a global manufacturer of sewing thread, embroidery thread, and technical textiles.  He served American & Efird for 38 years in various positions before his retirement from the CEO position in September 2015, and continues to serve as non-executive chairman for the Advisory Board of American & Efird Global, L.P.  A press release issued by the Company on January 21, 2016 to disclose the election of Mr. Jackson is included in this filing as Exhibit 99.1.  The contents of Exhibit 99.1 are furnished for information only, and are not to be deemed “filed” for purposes of the Securities Exchange Act of 1934.

There is no arrangement or understanding between Mr. Jackson and any other person relating to his election to the Board.  Mr. Jackson does not have any relationship and has not entered into any transaction that would be reportable under Item 404(a) of Regulation S-K of the Securities and Exchange Commission.

Item 9.01.  Financial Statements and Exhibits.

(d)        Exhibits

Exhibit 99.1 – Press Release dated January 21, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 21, 2016

Culp, Inc.

		By:	/s/ Franklin N. Saxon
Franklin N. Saxon
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Exhibit

99.1	Press Release dated January 21, 2016